Exhibit 99.1

For Immediate Release	Contact:	Julia Avery (Investors)
Investor Relations
212-362-1200
julia.sternir.com

Irene Smith (Media Inquiries)
Cryo-Cell International, Inc.
813-749-2100
ismith@cryo-cell.com

CRYO-CELL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2011 RESULTS

Company Reports Ninth Consecutive Quarter of Profitability,

Revenue Growth and Double-Digit Unit Growth

OLDSMAR, Fla. – April 13, 2011 – Cryo-Cell International, Inc. (OTC:OB Markets Group Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks and an industry leader of innovative stem cell solutions, today announced results for the first quarter ended February 28, 2011.

“Cryo-Cell’s first quarter was a great start to fiscal 2011. The Company delivered our ninth consecutive quarter of solid earnings fueled by revenue growth and double-digit year over year unit growth,” stated Mercedes A. Walton, Cryo-Cell’s Chairman and Chief Executive Officer. “We expect that the Company’s continued operating momentum combined with our vast prospective upside potentially driven by Cryo-Cell’s proprietary technology licensing and commercialization; globalization; product diversification and strategic growth, may continue to positively impact shareholder value in the coming periods.”

Financial Results

Consolidated revenues for the first quarter of fiscal 2011 were approximately $4.5 million compared to approximately $4.3 million for the first quarter of fiscal 2010. The revenues for the first quarter of fiscal 2011 consisted of approximately $4.1 million in processing and storage fee revenue and approximately $323,000 in licensee income compared to approximately $3.8 million in processing and storage fee revenue and approximately $447,000 in licensee income for the same period in fiscal 2010. Licensee income for the three months ended February 28, 2011 principally consisted of approximately $318,000 in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining licensee income related to an installment payment of a non-refundable up-front license fee from the licensee of the Company’s U-Cord program in Nicaragua. Licensee income for the three months ended February 28, 2010 principally consisted of approximately $292,000 in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining 2010 licensee income related to installment payments of non-refundable up-front license fees from the licensees of the Company’s U-Cord program in Chile, Colombia, Peru, Nicaragua and Pakistan.

The Company reported net income in the first quarter of fiscal 2011 of approximately $233,000, or $0.02 per diluted common share, compared to net income of approximately $371,000, or $0.03 per basic diluted share, in the first fiscal quarter of fiscal 2010. The decrease in net income for the three months ended February 28, 2011 principally resulted from an 8% increase in marketing, general and administrative expenses of which certain relate to investments to assist in facilitating future growth and a 6% increase in cost of sales, which is primarily due to a 10% increase in specimens processed in the 2011 period. The decrease was also attributable to a 28% decrease in licensee income which is due to installment payments of non-refundable up-front license fees from the licensees of the Company’s U-Cord program in Chile, Colombia, Peru, Nicaragua and Pakistan that were paid during the 2010 period.

As of February 28, 2011, the Company had approximately $9.5 million in cash, cash equivalents, marketable securities and other investments compared to $7.7 million at the close of first quarter 2010 representing a 23% increase. The Company had no long-term debt at the end of the quarter. Cryo-Cell’s share price at the close of first quarter 2011 was $2.00 compared to $1.51 at the end of the first quarter 2010 representing a 32% year-over-year increase.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 230,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2008 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched CélleSM (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About Célle

The CélleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s Célle technology license agreements and U-Cord license agreements and their ability to provide the Company with royalty fees, the ability of Cryology RTS to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.